FOR IMMEDIATE RELEASE                           CONTACT: Trudi Allcott
March 15, 2001                                           Manager, Communications
                                                         804-935-4291


                      Owens & Minor Names Jeffrey Kaczka as
                             Chief Financial Officer

Richmond,  VA....(NYSE-OMI)  Owens & Minor  announced  today  that it has  named
Jeffrey Kaczka, 41, as its new senior vice president and chief financial officer. Kaczka most recently served as chief financial officer for Allied Worldwide, Inc., the largest moving services and van line logistics company in the world. Owens & Minor is a Fortune 500 company and the nation's leading distributor of national name brand medical/surgical supplies.

Previously, Kaczka served as chief financial officer for I-Net, Inc., in Bethesda, Maryland, and played a lead role in selling and integrating the company with Wang Laboratories.

Kaczka also spent fourteen years at General Electric, where he held financial positions in various GE businesses and corporate components including corporate audit, GE Communications and Services, and GE Capital. His last position was vice president, finance for GE Information Services (GEIS), one of the company's twelve major business units at that time. He also served on GE's Finance Council, a group comprised of top GE financial executives.

"We are very pleased to welcome Jeff to the Owens & Minor family," said G. Gilmer Minor, III, chairman and chief executive officer. "His impressive financial experience includes a record of success in growing earnings and increasing shareholder value for strong public and private companies. Jeff's career has centered on supply chain management, moving product from one place to another, and information technology, all of which are extremely significant for Owens & Minor. Most importantly, he has earned his stripes from the ground up, and has worked for companies that are setting the pace in American business.
We look forward to putting his expertise to work for Owens & Minor."

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Owens & Minor
March 15, 2001
Page 2

Kaczka will relocate to Richmond, Virginia from his home in Indiana. A graduate of Rutgers University, Kaczka is married and has three children.

Owens & Minor, Inc., a Fortune 500 company headquartered in Richmond, Va., is the nation's leading distributor of national name brand medical/surgical supplies. The company's distribution centers throughout the United States serve hospitals, integrated healthcare systems and group purchasing organizations. In addition to its diverse product offering, Owens & Minor helps customers control healthcare costs and improve inventory management through innovative services in supply chain management, logistics and technology. For fax copies of Owens & Minor's news releases, contact Company News On-Call at (800) 758-5804, ext. 667125. For releases on the World Wide Web, visit www.prnewswire.com, or for more information about Owens & Minor, as well as news releases and virtual warehouse tours, visit the company's Web site at www.owens-minor.com.

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